UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2008

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4200, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT. EILEEN A. KAMERICK TRANSITION AND SEPARATION AGREEMENT

On April 10, 2008, the Company entered into a Transition and Separation Agreement with Eileen A. Kamerick, currently the Company’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer. It is anticipated that Ms. Kamerick’s last day of employment with the Company will be May 10, 2008 (the “Separation Date”). Ms. Kamerick will receive a pro-rata bonus payment for her service in 2008 through the Separation Date in an amount equal to $1,503 multiplied by the number of days in the period beginning on January 1, 2008 and ending on the Separation Date. She will also receive a separation payment in an amount equal to her base salary of $550,000 and her target bonus of $550,000, for a total of $1,100,000.

The agreement provides that (i) all Company stock options granted to Ms. Kamerick that are vested as of the Separation Date will continue to be exercisable for a period of sixty days after the Separation Date, (ii) on the Separation Date, Ms. Kamerick will be vested in the number of options which would have vested to her on May 31, 2008 had her option awards provided for pro-rata monthly vesting, (iii) on the Separation Date, Ms. Kamerick shall receive the number of restricted stock units that would have vested to her on May 31, 2008 had the restricted stock unit awards provided for pro-rata monthly vesting, and (iv) all other equity awards that are unvested as of the Separation Date will be forfeited. The agreement also provides for the execution of a General Release and Waiver by Ms. Kamerick and sets forth other covenants in connection with the termination of her employment.

For more complete information, please refer to the full text of the separation agreement which is attached to this Form 8-K as exhibit 99.01.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit Number	Description
99.01	Transition and Separation Agreement between Heidrick & Struggles International, Inc., and Eileen A. Kamerick dated April 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2008

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:	/s/ K. Steven Blake
K. Steven Blake, Executive Vice President,
General Counsel and Secretary